Exhibit 10.6
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This First Amendment to AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment” is made effective as of December 31, 2008 (the “Effective Date”) by and between BEAZER HOMES USA, INC., a Delaware corporation (the “Company” ) and Ian J. McCarthy, an individual resident of the State of Georgia (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and Executive have heretofore entered into an AMENDED AND RESTATED EMPLOYMENT AGREEMENT made effective as of February 3, 2006 (the “Existing Agreement”); and
     WHEREAS, the Company and Executive desire to amend certain provisions of the Existing Agreement as provided herein.
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
     1. Section 2 of the Existing Agreement is hereby amended by adding the following sentence at the end of the Section:
Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless it is also a “change in control event” as described in Treasury Reg. Section 1.409A-3(i)(5) of the Internal Revenue Code of 1986, as amended (the “Code”).
     2. Section 5(e) of the Existing Agreement is hereby amended by adding the underlined sentence at the end of the Section:
5(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or, subject to applicable cure periods, any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Executive shall be deemed to have a “termination of employment” under this Agreement for purposes of entitling him to any “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code only to the extent the Executive has a “separation from service,” as that term is defined in Section 409A of the Code and the applicable Treasury regulations applying all of the default rules thereunder.
     3. A new Section 6(a)(v) is hereby added to the Existing Agreement. New Section 6(a)(v) shall read:
6(a)(v) Notwithstanding any provision to the contrary, in the event that any payments or benefits required to be provided by the Company under this Section 6(a) are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code and if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code), or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay period, all payments and benefits delayed pursuant to this Section 6(a)(v) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.
     4. Section 6(d) of the Existing Agreement is hereby amended by adding the underlined sentence to the Section:
6(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. Anything contained herein to the contrary notwithstanding, the timing of payment by the Company of any deferred compensation shall remain subject to the terms and conditions of the applicable deferred compensation plan and any payment election previously made by the Executive, including the requirement that, if at the time of Termination, the Executive is a “specified employee” within the meaning of Section 409A of the Code, then payment shall not be made before the date which is six (6) months after the date of separation from service with the Company (or, if earlier, the date of the Executive’s death). If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
     5. Section 9(a) of the Existing Agreement is hereby amended by adding the underlined sentence to the Section:
Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment ( a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. The Payments shall be eliminated or reduced consistent with the requirements of the preceding sentence by eliminating or reducing those Payments in a manner that produces the greatest economic advantage to the Executive and if elimination of reduction of two or more specific Payments produce the same economic advantage, they shall be adjusted or reduced pro rata.
     6. A new Section 9(e) is hereby added to the Existing Agreement. New Section 9(e) shall read:
Any Gross-Up Payment required under this Section 9 will be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. In addition, any right to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
     7. A new Section 14 is hereby added to the Existing Agreement. New Section 14 shall read:
14. Compliance with Section 409A of the Code. It is intended that this Agreement shall comply with Section 409A of the Code (and any regulations and any guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If it is determined that an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.
     8. Except as and to the extent amended hereby, the Existing Agreement is hereby ratified and confirmed in all respects and remains in full force and effect in accordance with the terms thereof. By signing below, the Company and Executive hereby (i) consent to all of the terms of this First Amendment, (ii) ratify and confirm their respective obligations under the Existing Agreement, and (iii) agree that said obligations are and shall remain in full force and effect, as amended by this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the date first written above.

BEAZER HOMES USA, INC.

By:	/s/ Kenneth F. Khoury
Name:	Kenneth F. Khoury
Title:	Executive Vice President and
General Counsel

EXECUTIVE

/s/ Ian J. McCarthy

Ian J. McCarthy